EXHIBIT 21.1

SUBSIDIARIES

Unify Corporation France S.A
Gupta Technologies, LLC
Gupta Technologies, GmbH
Active Data Corporation
Unify International (US) Corporation
CipherSoft Inc.
Unify Acquisition Corp.